Exhibit 99.1

For immediate release	August 9, 2018

Crown Crafts Reports Fiscal 2019 First Quarter Results

●	Increase in net sales reported in seasonally slowest quarter
●	Board declares a quarterly dividend of $0.08 per share
●	Major customer’s liquidation continued to affect sales in legacy business

Gonzales, Louisiana – Crown Crafts, Inc. (NASDAQ-CM: CRWS) (the “Company”) today reported results for the fiscal 2019 first quarter, which ended July 1, 2018.

“While we saw an increase in net sales due to the addition of our two recent acquisitions, Carousel Designs and Sassy, this quarter presented some unusual challenges,” said E. Randall Chestnut, Chairman, President and Chief Executive Officer.

“The bankruptcy and liquidation of one of our largest customers, which represented $3.4 million in sales in the prior year quarter, continued to affect the Company. Although we anticipate replacing a portion of the Babies “R” Us sales volume through reallocation to existing customers in the latter half of the year, the Babies ‘R’ Us deeply discounted liquidation sale activity competed against our core business. This affected the Company in what has been our traditionally weakest quarter of the year and made it more difficult to cover our fixed costs,” he continued. “Additionally, as previously announced, in April 2018 we completed the move of the Sassy inventory from Grand Rapids, Michigan to our warehouse in Compton, California, which had a negative impact on diluted earnings per share.”

Financial Results

Net income for the first quarter of fiscal 2019 was $264,000, or $0.03 per diluted share, on net sales of $15.5 million, compared with net income of $518,000, or $0.05 per diluted share, on net sales of $13.6 million for the first quarter of fiscal 2018. Gross profit for the current year quarter increased slightly to 26.7% of net sales from 26.4% of net sales in the prior year quarter.

The Company incurred $210,000 in pre-tax expenses to move Sassy-branded inventory from Grand Rapids, Michigan to its facility in Compton, California. On an after-tax basis, these costs negatively affected the current-year quarter by $161,000, or $0.02 per diluted share.

Quarterly Cash Dividend

The Company also announced that its Board of Directors declared a quarterly cash dividend on the Company’s Series A common stock of $0.08 per share, which will be paid on October 5, 2018 to shareholders of record at the close of business on September 14, 2018. “We are pleased that the Company’s stable financial position enables us to continue to reward our stockholders with this cash dividend,” Chestnut said.

Conference Call

The Company will host a teleconference today at 1:00 p.m. Central Daylight Time to discuss the Company’s results, during which interested individuals will be given the opportunity to ask appropriate questions. To join the teleconference, dial (844) 861-5504 and ask to be joined into the Crown Crafts, Inc. call. The teleconference can also be accessed in listen only mode by visiting the Company’s website at www.crowncrafts.com. The financial information to be discussed during the teleconference may be accessed prior to the call on the investor relations portion of the Company’s website. A telephone replay of the teleconference will be available one hour after the end of the call through 4:00 p.m. Central Daylight Time on August 16, 2018. To access the replay, dial (877) 344-7529 in the United States or (412) 317-0088 from international locations and refer to conference number 10122780.

About Crown Crafts, Inc.

Crown Crafts, Inc. designs, markets and distributes infant, toddler and juvenile consumer products, Crown Crafts, Inc., founded in 1957, is one of America’s largest producers of infant bedding, toddler bedding, bibs and developmental toys. Crown Crafts, Inc. operates through its three wholly owned subsidiaries, Crown Crafts Infant Products, Inc., Hamco, Inc. (which includes the Sassy product line) and Carousel Designs, LLC. The Company’s subsidiaries market a variety of infant, toddler and juvenile products under Company-owned trademarks, as well as licensed collections and exclusive private label programs. Sales are made directly to retailers such as mass merchants, large chain stores and juvenile specialty stores, as well as directly to consumers through www.babybedding.com. For more information, visit the Company’s website at www.crowncrafts.com.

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations, projections, estimates and assumptions. Words such as “expects,” “believes,” “anticipates” and variations of such words and similar expressions identify such forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, among others, general economic conditions, including changes in interest rates, in the overall level of consumer spending and in the price of oil, cotton and other raw materials used in the Company’s products, changing competition, changes in the retail environment, the Company’s ability to successfully integrate newly acquired businesses, the level and pricing of future orders from the Company’s customers, the extent to which the Company’s business is concentrated in a small number of customers, the Company’s dependence upon third-party suppliers, including some located in foreign countries, customer acceptance of both new designs and newly-introduced product lines, actions of competitors that may impact the Company’s business, disruptions to transportation systems or shipping lanes used by the Company or its suppliers, and the Company’s dependence upon licenses from third parties. Reference is also made to the Company’s periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company’s results of operations and financial condition. The Company does not undertake to update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise.

Contact:

Olivia W. Elliott
Vice President and Chief Financial Officer or	Halliburton Investor Relations
(225) 647-9124	(972) 458-8000
oelliott@crowncrafts.com

CROWN CRAFTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

SELECTED FINANCIAL DATA

In thousands, except percentages and per share data

(Unaudited)

	Three-Month Periods Ended
	July 1, 2018	July 2, 2017
	(Unaudited)
Net sales	$15,460	$13,647
Gross profit	4,128	3,602
Gross profit percentage	26.7%	26.4%
Income from operations	443	701
Income before income tax expense	344	721
Income tax expense	80	203
Net income	264	518
Basic earnings per share	$0.03	$0.05
Diluted earnings per share	$0.03	$0.05

Weighted Average Shares Outstanding:
Basic	10,070	10,044
Diluted	10,072	10,055

CONSOLIDATED BALANCE SHEETS

SELECTED FINANCIAL DATA

In thousands

	July 1, 2018
	(Unaudited)	April 1, 2018
Cash and cash equivalents	$199	$215
Accounts receivable, net of allowances	14,561	18,498
Inventories	20,759	19,788
Total current assets	36,783	39,754
Finite-lived intangible assets - net	7,072	7,272
Goodwill	7,125	7,125
Total assets	$53,354	$56,581

Total current liabilities	9,678	6,788
Long-term debt	3,840	9,458

Shareholders’ equity	38,791	39,318
Total liabilities and shareholders’ equity	$53,354	$56,581